Exhibit 16.1

September 22, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 16, 2020, to be filed by Blue Ridge Bankshares, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ Brown Edwards & Company L.L.P.

Blacksburg, Virginia